UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

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The following was included in a communication from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company, in an internal newsletter for all employees posted on Lyondell's internal website.

Q&A with Dan Smith

Compass: What can you tell us about the recent meetings with the Basell management team?

Dan Smith: I hope you all had a chance to read my note on my impressions from our first week of integration planning meetings, which was published on ION on Aug. 3.

All in all, it was a very productive exercise to sit down with key members of their management group and begin the talks that will ultimately lay out the future of our combined organization. In addition, we hosted our visitors from Basell for tours of both the Channelview site and the refinery, and they gave us a tour of their Bayport location.

Volker Trautz, Basell’s CEO, was quite impressed with our operations, especially our state-of-the-art control room at the refinery. Those of you who met our visitors during their tours made a positive impression as well. The whole team was quite complimentary of the level of engagement and interest our employees demonstrated, and they were pleased to see that our culture creates an environment where employees felt comfortable asking them questions and engaging them directly. From our perspective, it was great to see that Basell’s employees interacted with us in a similar fashion during our visit at Bayport.

Our companies share a significant number of common beliefs and philosophies, particularly related to our people and safety. In fact, their global safety performance, as measured by recordable incidents among employees and contractors, was even better than ours in 2006. In safety and other areas, as we learn more about one another we will be able to identify new and better practices that will draw on the strengths from both companies and will allow us to build an even stronger, more competitive global leader.

This week, the process continued. Several of our officers and I visited Basell’s offices in the Netherlands to meet with their full management team, working to gain a further understanding of each other's businesses, processes and cultures. Soon, we will jointly turn our attention to the next steps in preparing for integration and transition after the close of the merger transaction.

Compass: Speaking of culture, what happened with our entry in Fortune’s Best Places to Work competition?

Dan Smith: We are still in the running, but we’ll have to wait until January to find out if we made the top 100. More than 400 employees received requests from Fortune to complete their survey, and our essay entry and supplementary materials were sent in for judging on time, even though the deadline was in the midst of the Basell merger announcement. I’d like to thank the dozens of employees who took part in this process – either through their candid survey responses or by helping us to document the stories and materials that best demonstrated our culture for the essay submission.

There’s a possibility, depending on the final configuration of our combined company following closing, that the merger may mean that we are ineligible for the January 2008 list. But there’s also a good chance that our eligibility will remain intact. Regardless of the outcome, the process of further identifying and explaining the elemental differences that make Lyondell such a great place to work was time well spent. In fact, we’ve used some of what was submitted for the contest this past week to help introduce our culture to the management at Basell.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the "Company") with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.